Exhibit 99.1

Contact:	610-337-7000 Simon Bowman, ext. 3645 Shelly Oates, ext 3202	For Immediate Release: July 8, 2013

AmeriGas Partners Updates Guidance

VALLEY FORGE, Pa., July 8 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), today updated its previously-provided earnings guidance. Jerry E. Sheridan, chief executive officer of AmeriGas, said, “Forecasted third quarter results are in line with our expectations and significantly stronger than the third quarter of fiscal 2012. In addition, we have thus far achieved every major milestone set for the Heritage Propane integration and we remain on track to complete the integration by the end of fiscal 2013. Given our results thus far and our current assessment of business conditions for the fourth quarter, we anticipate Adjusted EBITDA for fiscal 2013 to be in the range of $620 million to $635 million.”

Adjusted EBITDA is a non-GAAP financial measure defined herein as earnings before interest expense, income taxes, depreciation and amortization and Heritage Propane acquisition and transition costs and expenses. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

About AmeriGas

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,100 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-08	###	7/8/13

Reconciliation of Non-GAAP financial measures

The following table includes a reconciliation of net income attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA for the forecasted period utilizing the midpoint of the Adjusted EBITDA forecast (in thousands):

Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P. (estimate)	$233,500
Interest expense (estimate)	166,000
Income tax expense (estimate)	1,000
Depreciation (estimate)	158,000
Amortization (estimate)	44,000

EBITDA (1)	$602,500
Transition expenses (estimate)	25,000

Adjusted EBITDA (1)	$627,500

(1)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA should not be considered as alternatives to net income attributable to AmeriGas Partners, L.P. (as indicators of operating performance) and are not measures of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of EBITDA and Adjusted EBITDA may be different from those used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. Management uses Adjusted EBITDA to exclude from AmeriGas Partners’ EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA and Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s reportable segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosure about reportable segments as the profitability measure for its domestic propane segment.